UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2020

ACREAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-56021

British Columbia, Canada	98-1463868
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

366 MADISON AVENUE, 11TH FLOOR

NEW YORK, NEW YORK, 10017, UNITED STATES

(Address of principal executive offices, including zip code)

(646) 600-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Subordinate Voting Shares, no par value	ACRGF	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, Acreage Holdings, Inc., a British Columbia company (“Acreage”), and Canopy Growth Corporation, a Canadian corporation (“Canopy Growth”), are parties to an arrangement agreement dated April 18, 2019, as amended on May 15, 2019 (the “Arrangement Agreement”). In accordance with the Arrangement Agreement, on June 27, 2019, Acreage implemented a plan of arrangement (the “Existing Arrangement”) pursuant to which, among other things, Acreage’s articles were amended. As a result of the amendments to Acreage’s articles, upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (as defined below) and the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement, Canopy Growth will acquire all of Acreage’s issued and outstanding Class A subordinate voting shares (the “Existing SVS”), following the conversion of all other outstanding Acreage shares to Existing SVS, on the basis of 0.5818 of a common share of Canopy Growth (each whole share, a “Canopy Growth Share”) for each Existing SVS, subject to adjustment in accordance with the terms of the Arrangement Agreement. Prior to the acquisition of the Existing SVS by Canopy Growth pursuant to the Existing Arrangement, each issued and outstanding Class C multiple voting share of Acreage (the “Existing MVS”) and each issued and outstanding Class B proportionate voting share of Acreage (the “Existing PVS”) will be converted into Existing SVS in accordance with their respective terms. The Existing Arrangement was implemented by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia) (the “BCBCA”) following approval by the shareholders of Acreage and Canopy Growth on June 19, 2019. “Triggering Event” means the amendment of federal laws in the United States to permit the general cultivation, distribution and possession of marijuana or to remove the regulation of such activities from the federal laws of the United States.

Proposal Agreement

On June 24, 2020, Acreage entered into a proposal agreement (the “Proposal Agreement”) with Canopy Growth, which sets out, among other things, the terms and conditions upon which the parties are proposing to amend the Arrangement Agreement (the “Amending Agreement”), amend and restate the Plan of Arrangement (the “Amended Plan of Arrangement”) and implement the Amended Plan of Arrangement pursuant to the BCBCA (the “Amended Arrangement”). The effectiveness of the Amending Agreement and the implementation of the Amended Plan of Arrangement is subject to the conditions set out in the Proposal Agreement, including, among others, approval by (i) the Supreme Court of British Columbia (the “Court”) at a hearing upon the procedural and substantive fairness of the terms and conditions of the Amended Arrangement (“Court Approval”); and (ii) the shareholders of Acreage as required by applicable corporate and securities laws. Upon receipt of Shareholder Approval (as defined below), Court Approval and the satisfaction of all other conditions set out in the Proposal Agreement, including the advance of US$50,000,000 to a subsidiary of Acreage pursuant to the Loan (as defined below), Acreage and Canopy Growth will enter into the Amending Agreement.

Acreage’s shareholders will be asked to vote on a resolution (the “Resolution”) to, among other things, approve (i) the Amended Arrangement, (ii) the Amended Plan of Arrangement, and (iii) the second amended and restated equity incentive plan (as contemplated in the Proposal Agreement) (the “Amended and Restated Omnibus Equity Incentive Plan”), at a shareholder meeting to be called for such purpose (the “Meeting”). Acreage will use commercially reasonable efforts to schedule the Meeting as soon as reasonably practicable following the clearance by the Securities and Exchange Commission (the “SEC”) of Acreage’s proxy statement to be delivered to Acreage’s shareholders in connection with the Meeting and receipt of the interim Court order in respect thereof. The Amending Agreement and the implementation of the Amended Arrangement is conditioned on the adoption of the Resolution by (i) the affirmative vote of holders of two-thirds of the Acreage shares who vote (in person or by proxy) at the Meeting; (ii) the affirmative vote of disinterested holders of a majority of the Acreage shares in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions on a class basis (unless exemptive relief is obtained from the applicable Canadian securities regulatory authorities); and (iii) “minority approval” as such term is defined in Ontario Securities Commission Rule 56-501 – Restricted Shares, (the “Shareholder Approval”). At this time, we anticipate that Mr. Murphy will be an “interested party” and precluded from voting for purposes of the shareholder approvals required by (ii) and (iii) above.

The effectiveness of the Amending Agreement and the implementation of the Amended Plan of Arrangement is also subject to (i) no law being in effect or proceeding having been taken that makes the consummation of the Amended Arrangement illegal or otherwise, directly or indirectly, prohibits or enjoins Acreage or Canopy Growth from consummating the Amended Arrangement, (ii) the execution of the Amending Agreement, (iii) all amendments to the Tax Receivable Agreement, the Tax Receivable Bonus Plan, the Tax Receivable Bonus Plan 2, the High Street Operating Agreement, the USCo2 Constating Documents (each as defined in the Arrangement Agreement), the coattail agreement entered into by Mr. Kevin Murphy in respect of his Existing MVS and the Lock-up and Incentive Agreements (as defined in the Arrangement Agreement) as determined by Acreage to be necessary, acting reasonably, to (a) ensure that the terms of the Amended Plan of Arrangement can be carried out as contemplated therein, (b) provide that Mr. Murphy will continue indefinitely (and regardless of whether Mr. Murphy ceases to be a director of Acreage) as the administrator of the Tax Receivable Bonus Plan and the Tax Receivable Bonus Plan 2, (c) enable the acceleration of vesting of awards provided to the Specified Individuals (as defined below), (d) enable Mr. Murphy’s existing Acreage restricted share units (including any replacements thereof pursuant to the Amended Plan of Arrangement) to vest in accordance with the terms thereof regardless of Mr. Murphy ceasing to be an employee or officer of Acreage, provided that Mr. Murphy remains a director of Acreage, and (e) make any other changes that Acreage and Canopy Growth may mutually agree, acting reasonably, is advisable or necessary in order to carry out the purpose and intention of the transactions contemplated in the Proposal Agreement and the Amended Plan of Arrangement, (iv) the credit agreement dated March 6, 2020 between Acreage Finance Delaware, LLC, as borrower, and Acreage IP Holdings, LLC, Prime Wellness of Connecticut, LLC, D&B Wellness, LLC and Thames Valley Apothecary, LLC, as guarantors, and IP Investment Company, LLC, as lender, administrative agent and collateral agent (the “Credit Agreement”) being amended on terms satisfactory to Acreage and Canopy Growth, each acting reasonably, (v) the approval of the listing of the Fixed Shares (as defined below) and the Floating Shares (as defined below) on the Canadian Securities Exchange, subject to customary conditions, (vi) the exemption of the Canopy Growth securities issued and issuable pursuant to the Amended Plan of Arrangement from registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), (vii) dissent rights not having been exercised with respect to more than 5% of the issued and outstanding Acreage shares, (viii) US$50,000,000 will have been advanced to Canopy Growth’s counsel in trust for the benefit of a subsidiary of Acreage in connection with the Debenture (to be released at the Amendment Time (as defined below)); and (ix) other closing conditions, including the other party’s compliance, in all material respects,with its covenants contained in the Proposal Agreement.

Each of Acreage and Canopy Growth has made certain representations and warranties and agreed to certain covenants in the Proposal Agreement, including covenants regarding the conduct of their respective businesses prior to the Amendment Time (as defined below) that are in addition to the covenants contained in the Arrangement Agreement. In particular, the Proposal Agreement sets forth, among other things, (i) certain financial reporting obligations of Acreage during the period commencing on the execution of the Proposal Agreement until the earlier of the termination of the Proposal Agreement or the implementation of the Amended Arrangement (the “Interim Period”); (ii) certain restrictions on Acreage’s ability to issue any securities or incur any debt obligations during the Interim Period; (iii) a business plan for Acreage for each fiscal year ended December 31, 2020 through to December 31, 2029 (the “Initial Business Plan”) and a requirement for Acreage to conduct its business in accordance with the Initial Business Plan; and (iv) limitations on any public communication made by Acreage during the Interim Period.

The Proposal Agreement contains certain termination rights, including (i) in favor of both Acreage and Canopy Growth, in the event that the Shareholder Approval is not obtained at the Meeting, or (ii) in favor of Canopy Growth in the event that the Acreage board of directors (the “Acreage Board”) determines, in accordance with the Proposal Agreement to make a Change in Recommendation (as defined in the Proposal Agreement). The Proposal Agreement further provides that, upon termination of the Proposal Agreement following a Change in Recommendation, Acreage will be required to pay an expense reimbursement to Canopy Growth in the amount of US$3,000,000; provided however, that Acreage will not be required to make this payment if the Change in Recommendation was the result of a Purchaser Material Adverse Effect (as defined in the Arrangement Agreement).

The foregoing summary of the Proposal Agreement and the transactions contemplated thereby does not purport to be a complete description of all the parties’ rights and obligations under the Proposal Agreement and is qualified in its entirety by reference to the Proposal Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein. The representations, warranties and covenants contained in the Proposal Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Proposal Agreement, may be subject to limitations agreed upon by the parties and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.

Amending Agreement and Amended Plan of Arrangement

Upon satisfaction or waiver of the conditions set out in the Proposal Agreement, the Amending Agreement and the Amended Plan of Arrangement will be effective at 12:01 a.m. (Vancouver time) or such other time as the parties may mutually agree (the “Amendment Time”) on the date that the Amended Plan of Arrangement becomes effective (the “Amendment Date”). Pursuant to the Amended Plan of Arrangement, at the Amendment Time, Canopy Growth will make a cash payment of US$37,500,024 to the Acreage shareholders and certain holders of securities convertible or exchangeable into shares of Acreage and Acreage will complete a capital reorganization (the “Capital Reorganization”) whereby (i) each Existing SVS will be exchanged for 0.7 of a Class E subordinate voting share (each whole share, a “Fixed Share”) and 0.3 of a Class D subordinate voting share (each whole share, a “Floating Share”); (ii) each Existing PVS will be exchanged for 28 Fixed Shares and 12 Floating Shares; and (iii) each Existing MVS will be exchanged for 0.7 of a new multiple voting share (each whole share, a “Fixed Multiple Share”) and 0.3 of a Floating Share. No fractional Fixed Shares, Fixed Multiple Shares or Floating Shares will be issued pursuant to the Capital Reorganization. Each Fixed Multiple Voting Share will be entitled to 4,300 votes at all meetings of Acreage shareholders with each Fixed Share and each Floating Share will be entitled to one vote per share at such meetings.

At the Amendment Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each option, restricted share unit, compensation option and warrant to acquire Existing SVS that is outstanding immediately prior to the Amendment Time, will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Fixed Shares (a “Fixed Share Replacement Security”) and a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire Floating Shares (a “Floating Share Replacement Security”) in order to account for the Capital Reorganization.

Any Existing SVS or Existing PVS in respect of which dissent rights have been properly exercised and not withdrawn pursuant to the BCBCA, will be entitled to be paid the fair value of such shares in accordance with the BCBCA, as modified by the Amended Plan of Arrangement and the interim order and final order of the Court.

Pursuant to the Amended Plan of Arrangement, upon the occurrence or waiver (at the discretion of Canopy Growth) of the Triggering Event (the “Triggering Event Date”), Canopy Growth will, subject to the satisfaction or waiver of certain closing conditions set out in the Arrangement Agreement (i) acquire all of the issued and outstanding Fixed Shares (following the mandatory conversion of the Fixed Multiple Shares into Fixed Shares) on the basis of 0.3048 of a Canopy Growth Share (the “Exchange Ratio”) for each Fixed Share held at the time of the acquisition of the Fixed Shares (the “Acquisition Time”), subject to adjustment in accordance with the terms of the Amended Plan of Arrangement (the “Canopy Call Option”); and (ii) have the right (but not the obligation) (the “Floating Call Option”), exercisable for a period of 30 days following the Triggering Event Date to acquire all of the issued and outstanding Floating Shares at a price to be determined based upon the fair market value of the Floating Shares relative to the Canopy Growth Shares on the Triggering Event Date, subject to (a) a minimum price of US$6.41; and (b) adjustment in accordance with the terms of the Amended Plan of Arrangement (the “Floating Ratio”), to be payable, at the option of Canopy Growth, in cash or Canopy Growth Shares. The closing of the acquisition of the Floating Shares pursuant to the Floating Call Option, if exercised, will take place concurrently with the closing of the acquisition of the Fixed Shares pursuant to the Canopy Call Option, if exercised. No fractional Canopy Growth Shares will be issued pursuant to the Amended Plan of Arrangement. The Canopy Call Option and the Floating Call Option will expire 10 years from the Amendment Time.

At the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Fixed Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Fixed Shares that were issuable upon exercise of such Fixed Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Exchange Ratio in effect immediately prior to the Acquisition Time (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).

In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, on the terms and subject to the conditions of the Amended Plan of Arrangement, each Floating Share Replacement Security will be exchanged for a replacement option, restricted stock unit, compensation option or warrant, as applicable, to acquire from Canopy Growth such number of Canopy Growth Shares as is equal to: (i) the number of Floating Shares that were issuable upon exercise of such Floating Share Replacement Security immediately prior to the Acquisition Time, multiplied by (ii) the Floating Ratio (provided that if the foregoing would result in the issuance of a fraction of a Canopy Growth Share, then the number of Canopy Growth Shares to be issued will be rounded down to the nearest whole number).

In the event that the Floating Call Option is exercised and Canopy Growth acquires the Floating Shares at the Acquisition Time, Acreage will be a wholly-owned subsidiary of Canopy Growth.

If executed, the Amending Agreement will provide for, among other things, (i) the implementation of the Amended Plan of Arrangement, and (ii) amendments to the definition of Purchaser Approved Share Threshold (as defined in the Arrangement Agreement) to change the number of shares of Acreage available to be issued by Acreage without an adjustment in the Exchange Ratio such that, following the Amendment Time, Acreage may issue a maximum of 32,700,000 shares (or convertible securities in proportion to the foregoing), which will include (a) 3,700,000 Floating Shares which are to be issued solely in connection with the exercise of stock options granted to Acreage management (the “Option Shares”); (b) 8,700,000 Floating Shares other than the Option Shares; and (c) 20,300,000 Fixed Shares. Notwithstanding the foregoing, the Amending Agreement provides that Acreage may not issue any equity securities, without Canopy Growth’s prior consent, other than: (A) upon the exercise or conversion of convertible securities outstanding as of the Amendment Date; (B) contractual commitments existing as of the Amendment Date; (C) the Option Shares; (D) the issuance of up to US$3,000,000 worth of Fixed Shares pursuant to an at-the-market offering to be completed no more than four times during any one-year period; (E) the issuance of up to 500,000 Fixed Shares in connection with debt financing transactions that are otherwise in compliance with the terms of the Arrangement Agreement, as amended by the Amending Agreement; or (F) pursuant to one private placement or public offering of securities during any one-year period for aggregate gross proceeds of up to US$20,000,000, subject to specific limitations as set out in the Amending Agreement. In addition, the Amending Agreement will provide for, among other things, (i) various Canopy Growth rights that extend beyond the Acquisition Date and continue until Canopy Growth ceases to hold at least 35% of the issued and outstanding Acreage shares (such date being the “End Date”), including, among others, rights to nominate a majority of the Acreage Board following the Acquisition Time, restrictions on Acreage’s ability to incur certain indebtedness without Canopy Growth’s consent, (ii) restrictive covenants in respect of the business conduct in favor of Canopy Growth, (iii) termination of non-competition and exclusivity rights granted to Acreage by Canopy Growth in the Arrangement Agreement in the event that Acreage does not meet certain specified financial targets on an annual basis during the term of the Canopy Call Option as further described below, (iv) implementation of further restrictions on Acreage’s ability to operate its business, including its ability to hire certain employees or make certain payments or incur any non-trade-payable debt without Canopy Growth’s consent in the event that Acreage does not meet certain specified financial targets on a quarterly basis during the term of the Canopy Call Option as further described below, and (v) termination of the Arrangement Agreement and Canopy Growth’s obligation to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option in the event that Acreage does not meet certain specified financial targets in the trailing 12 month period as further described below. Each of the financial targets referred to above is specified in the Amending Agreement and related to the performance of Acreage relative to the Initial Business Plan.

The Amending Agreement precludes Acreage from entering into any contract in respect of Company Debt (as defined in the Arrangement Agreement) if, among other restrictions, (i) such contract would be materially inconsistent with market standards for companies operating in the United States cannabis industry, (ii) such contract prohibits a prepayment of the principal amount of such Company Debt, requires a make-whole payment for the interest owing during the remainder of the term of such contract or charges a prepayment fee in an amount greater than 3.0% of the principal amount to be repaid, (iii) such contract would provide for interest payments to be paid through the issuance of securities as opposed to cash, or (iv) such contract has a principal amount of more than US$10,000,000 or a Cost of Capital (as defined in the Amending Agreement) that is greater than 30.0% per annum; provided that, if such Company Debt is fully secured by cash in a blocked account, the Cost of Capital may not be greater than 3.0% per annum. Notwithstanding the foregoing, Canopy Growth’s consent will not be required for Acreage or any of its subsidiaries to enter into a maximum of two transactions for Company Debt during any one-year period, in accordance with the following terms: (i) the principal amount of the Company Debt per transaction may not exceed US$10,000,000, (ii) the Company Debt is not convertible into any securities; and (iii) the contract does not provide for the issuance of more than 500,000 Acreage shares (or securities convertible into or exchangeable for 500,000 Acreage shares).

If executed, the Amending Agreement will also provide for certain financial reporting obligations and that Acreage may not nominate or appoint any new director or appoint any new officer that does not meet certain specified criteria. The Amending Agreement will also require Acreage to submit a business plan to Canopy Growth on a quarterly basis that complies with certain specified criteria, including the Initial Business Plan. In the event that Acreage has not satisfied (i) 90% of the minimum revenue and earnings targets set forth in the Initial Business Plan measured on a quarterly basis, certain additional restrictive covenants will become operative as austerity measures for Acreage’s business; (ii) 80% of the minimum revenue and earnings targets set forth in the Initial Business Plan, as determined on an annual basis, certain restrictive covenants applicable to Canopy Growth under the Arrangement Agreement will cease to apply in order to permit Canopy Growth to acquire, or conditionally acquire, a competitor of Acreage in the United States should it wish to do so; and (iii) 60% of the minimum revenue and earnings targets set forth in the Initial Business Plan for the trailing 12 month period ending on the date that is 30 days prior to the proposed Acquisition Time, a material adverse impact will be deemed to have occurred for purposes of Section 6.2(2)(h) of the Arrangement Agreement and Canopy Growth will not be required to complete the acquisition of the Fixed Shares pursuant to the Canopy Call Option.

The Amending Agreement also requires Acreage to limit its operations to the Identified States (as defined in the Amending Agreement). In connection with the execution of the Proposal Agreement, Acreage was provided with consent from Canopy Growth to divest of all assets outside of the Identified States (the “Non-Core Divestitures”).

In addition, the Amending Agreement includes certain covenants that will apply following the Acquisition Time until the earlier of the date on which the Floating Shares are acquired by Canopy Growth or Canopy Growth no longer controls 35% of the issued and outstanding shares of Acreage (such date being the “End Date”). Such covenants include, among others, pre-emptive rights and top-up rights in favor of Canopy Growth, restrictions on M&A activities, approval rights for Acreage’s quarterly business plan, nomination rights for a majority of the directors on the Acreage Board and certain audit and inspection rights.

The foregoing summary of the Amending Agreement and the Amended Plan of Arrangement attached as a schedule thereto and the transactions contemplated thereby does not purport to be a complete description of all the parties’ rights and obligations under the Amending Agreement and the Amended Plan of Arrangement attached as a schedule thereto and is qualified in its entirety by reference to the Amending Agreement and the Amended Plan of Arrangement attached as a schedule to the Proposal Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein and the Arrangement Agreement attached to Acreage’s Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16 Under the Securities Exchange Act of 1934 on Form 6-K filed on April 30, 2019.

A&R License

Concurrent with the execution of the Proposal Agreement, on June 24, 2020, Acreage, Canopy Growth, TS Brandco Inc. (“TS Brandco”) and Tweed Inc. (“Tweed”) entered into an amended and restated license agreement (the “A&R License”) which amends and restates the intellectual property and trademark license agreement, dated as of June 27, 2019. Pursuant to the A&R License, TS Brandco and Tweed (together, the “Licensors”) and Canopy Growth will provide Acreage with the non-exclusive right (but not the obligation) to use and sublicense within the United States of America, its territories and possessions, and the District of Columbia (the “Territory”) (i) each Licensor’s unique plans and systems for the establishment and operation of retail stores (the “Systems”); (ii) the Licensor’s respective trademarks and trade names, whether registered or unregistered, and such other trademarks and trade names which may be designated in writing by a Licensor or Canopy Growth (the “Trademarks”); and (iii) certain other intellectual property (“Intellectual Property”).

Acreage is required to comply with the specifications and service and quality standards of Canopy Growth and/or the Licensors, as may be updated from time to time and to ensure that any sublicensees comply with their obligations under the A&R License. Acreage’s use of the Intellectual Property, Systems, and Trademarks must be in compliance with all applicable laws, with certain exceptions. The A&R License provides that, following the Acquisition Time, Acreage will pay a royalty to Canopy Growth equal to a percentage of all gross revenue generated by Acreage as a result of the use of the rights granted pursuant to the A&R License.

The A&R License will expire at the earlier of (i) June 24, 2030, or (ii) the termination of the A&R License in accordance with its terms. Acreage will also have the option to renew the term of the License Agreement for seven additional five year terms, provided that Acreage is in compliance with the material terms of the A&R License at the time of renewal. The A&R License may be terminated prior to its completion by Canopy Growth in certain circumstances, including: (i) upon 12 months’ prior written notice; (ii) if Canopy Growth is the subject of any regulatory investigation related to possible violations of applicable law arising from the A&R License; (iii) if termination is required by applicable law (subject to certain exceptions); (iv) if Acreage has breached any material term of the Arrangement Agreement and Acreage fails to cure such breach; or (v) if the Arrangement Agreement is terminated. The A&R License Agreement also includes customary representations and warranties and covenants of each of Canopy Growth, the Licensors and Acreage.

The foregoing summary of the A&R License does not purport to be a complete description of all the parties’ rights and obligations under the A&R License and is qualified in its entirety by reference to the A&R License, a copy of which is attached as a schedule to the Proposal Agreement filed as Exhibit 2.1 hereto and is incorporated by reference herein. The representations, warranties and covenants contained in the A&R License were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the A&R License, may be subject to limitations agreed upon by the parties and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.

Debenture

As a condition to implementation of the Amended Arrangement, an affiliate of Canopy Growth (the “Lender”) will provide a loan of up to US$100,000,000 (the “Loan”) to an affiliate of Acreage that operates solely in the hemp industry in full compliance with all applicable laws (the “Borrower”) pursuant to a secured debenture (the “Debenture”).

The Loan will be advanced in two tranches as follows: (i) US$50,000,000 on the Amendment Date (the “Initial Advance”); and (ii) US$50,000,000 in the event that the following conditions, among others, are satisfied: (a) the Borrower’s EBITDA (as defined in the Debenture) for any 90 day period is greater than or equal to 2.0 times the interest costs associated with the Initial Advance; and (b) the Borrower’s business plan for the 12 months following the applicable 90 day period supports an Interest Coverage Ratio (as defined in the Debenture) of at least 2.00:1.

The principal amount of the Loan will bear interest from the date of advance, compounded annually, and be payable on each anniversary of the date of the Debenture in cash in U.S. dollars at a rate of 6.1% per annum. The Loan will mature 10 years from the date of the Initial Advance.

The Loan must be used exclusively for U.S. hemp-related operations and on the express condition that such amount will not be used, directly or indirectly, in connection with or for the operation or benefit of any of the Borrower’s affiliates other than subsidiaries of the Borrower exclusively engaged in U.S. hemp-related operations and not directly or indirectly, towards the operation or funding of any activities that are not permissible under applicable law. The Loan proceeds must be segregated in a distinct bank account and detailed records of debits to such distinct bank account will be maintained by the Borrower.

No payment due and payable to the Lender by the Borrower pursuant to the Debenture may be made using funds directly or indirectly derived from any cannabis or cannabis-related operations in the United States, unless and until the Triggering Event Date.

The Debenture will include usual and typical events of default for a financing of this nature, including, without limitation, if (i) Acreage is in breach or default of any representation or warranty in any material respect pursuant to the Arrangement Agreement, as amended by the Amending Agreement, (ii) the Non-Core Divestitures are not completed within 18 months from the Amendment Date and (iii) Acreage fails to perform or comply with any covenant or obligation in the Arrangement Agreement which is not remedied within 30 days after written notice is given to the Borrower by the Lender. The Debenture will also include customary representations and warranties, positive covenants and negative covenants of the Borrower.

The foregoing summary of the Debenture does not purport to be a complete description of all the parties’ rights and obligations under the Debenture and is qualified in its entirety by reference to the Debenture, a copy of which is attached as a schedule to the Proposal Agreement filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Voting Agreements

On June 24, 2020, as an inducement for Canopy Growth to enter into the Proposal Agreement, Canopy Growth entered into voting support agreements (the “Voting Agreements”) with the directors and senior officers of Acreage (each, an “Acreage Holder”), whereby, among other things, such Acreage Holders, in their capacities as security holders and not in their capacities as directors or officers of Acreage have agreed, among other things, (i) to vote or cause to be voted all Acreage shares and any other securities of Acreage owned or acquired by them during the term of the Voting Agreements (the “Acreage Holder Securities”) in favor of the Resolution and against any matter that could reasonably be expected to adversely affect the successful completion of the Amended Arrangement, (ii) not to exercise any dissent rights and (iii) not to sell, transfer, otherwise convey or encumber any Acreage Holder Securities, with certain exceptions.

The Voting Agreements terminate upon the earliest of (i) mutual written consent of the parties, (ii) the termination of the Proposal Agreement in accordance with its terms; (iii) the Amendment Time; or (iv) other than in the case of Kevin Murphy, upon a Change in Recommendation.

The foregoing summary of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, a copy of which is attached as a schedule to the Proposal Agreement filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Certain Officers

Concurrently with the execution of the Proposal Agreement, Kevin Murphy resigned as Chief Executive Officer of Acreage effective immediately. Mr. Murphy’s resignation was not the result of a disagreement between Mr. Murphy and Acreage on any matter relating to Acreage’s operations, policies or practices.

Mr. Murphy will continue to serve as Chair of the Acreage Board.

Appointment of Interim Chief Executive Officer

As previously disclosed, concurrently with the execution of the Proposal Agreement, the Board appointed Acreage Director William Van Faasen, aged 71, to serve as interim Chief Executive Officer.  In connection with Mr. Van Faasen’s service as interim Chief Executive Officer, he will receive an annual salary of $375,000.  He will also be granted 111,000 restricted stock units which will vest quarterly over a 12-month period.  There is no arrangement or understanding between Mr. Van Faasen and any other person pursuant to which Mr. Van Faasen was appointed as interim Chief Executive Officer. There are no family relationships between Mr. Van Faasen and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Mr. Van Faasen is not a participant in, nor is Mr. Van Faasen to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, in connection with this appointment.

Mr. Van Faasen served as Chairman of Blue Cross Blue Shield of Massachusetts, a state licensed private health insurance company under the Blue Cross Blue Shield Association, from 2002 to 2007, interim President and Chief Executive Officer from March 2010 to September 2010 and Chair of the Board of Directors from September 2010 to March 2014 when he was named, and currently serves as, Chair Emeritus. Mr. Van Faasen joined Blue Cross in 1990 as Executive Vice President and Chief Operating Officer and served as President from 1992 to 2004 and Chief Executive Officer from 1992 to 2005. Mr. Van Faasen has served in operational, marketing, and health care capacities for over 20 years and has been engaged in numerous civic and community activities, including Chair of the Initiative for a New Economy, Chair of Greater Boston Chamber of Commerce and Chair of United Way Massachusetts Bay. Mr. Van Faasen currently serves as a board member of Eversource Energy and the lead director of Liberty Mutual Group. Previously, Mr. Van Faasen served on the boards of Boston Private Industry Council, the Boston Minuteman Council, Boy Scouts of America, the BCBSMA Foundation, BankBoston, Citizens Bank of Massachusetts, IMS Health, PolyMedica Corporation and Tier Technologies.

Compensatory Arrangements of Certain Officers

In connection with the Amended Arrangement, Acreage anticipates that it will include a proposal to shareholders to approve the Amended and Restated Omnibus Equity Incentive Plan. If Acreage’s shareholders adopt the Amended and Restated Omnibus Equity Incentive Plan, and subject to the Amended Arrangement becoming effective and the approval of the Canadian Securities Exchange, if applicable, in the event that either (i) Acreage terminates the employment of Robert Daino, Chief Operating Officer, Glen Leibowitz, Chief Financial Officer, or James Doherty, General Counsel and Secretary, at any time; or (ii) any of the foregoing or John Boehner, Brian Mulroney, Douglas Maine or William Van Faasen resigns from any and all positions with the Corporation on or after the one year anniversary of the Amendment Date (as such term is defined in the Amended Plan of Arrangement), (in either case, an “Acceleration Event”), Acreage will accelerate the vesting of all of the restricted share unit awards granted to the such individuals that are outstanding as at the date on which the Acceleration Event occurs.

As described above, as a condition to the implementation of the Amended Arrangement, the Credit Agreement will be amended. The amendments to the Credit Agreement are anticipated to provide that: (i) with respect to US$21,000,000 of the principal amount advanced pursuant to the Credit Agreement (the “Mr. Murphy Amount”), effective as of the Amendment Time, the Credit Agreement will be amended to (a) remove any entitlement to “Interest Shares” (as defined in the Credit Agreement) in respect of this amount, (b) provide for an interest rate of 12% per annum payable in cash, (c) amend Section 9.3 of the Credit Agreement to amend the obligation of Acreage Finance Delaware, LLC to cause Acreage to sell up to 8,800,000 Existing SVS to repay the amount outstanding such that the obligation shall be reduced to cause the issuance of up to 2,000,000 Fixed Shares, and (d) make any further revisions to the Credit Agreement as may be necessary or reasonable, as agreed upon with counsel to the lender, to implement the foregoing, and (ii) with respect to US$1,000,000 of the principal amount advanced pursuant to the Credit Agreement, the lender shall be entitled to (a) 23,999 Existing SVS, (b) upon maturity of the Credit Agreement, a return of US$1,100,000 and (c) otherwise treated in accordance with the current terms of the Credit Agreement.

Mr. Murphy has an economic interest in the Mr. Murphy Amount through a loan of US$21,000,000 made from Mr. Murphy to the lender under the Credit Agreement, which funds were subsequently loaned to the borrower under the Credit Agreement. While Mr. Murphy’s entitlements arising indirectly pursuant to the Credit Agreement are being reduced as a condition to the implementation of the Amended Arrangement, the funding pursuant to the Debenture and the other terms of the Amending Agreement and the Plan of Arrangement increase the likelihood that the amount outstanding under the Credit Agreement will be repaid. This constitutes a benefit for Mr. Murphy, the former Chief Executive Officer, and current Chair of the Acreage Board.

In addition, as described above, amendments will be made to certain documents in connection with, and as a condition to, the implementation of the Amended Arrangement, which will provide that (i) Mr. Murphy will continue indefinitely (and regardless of whether Mr. Murphy ceases to be a director of Acreage) as the administrator of the Tax Receivable Bonus Plan and the Tax Receivable Bonus Plan 2; and (ii) enable Mr. Murphy’s existing Acreage restricted share units (including any replacements thereof pursuant to the Amended Plan of Arrangement) to vest in accordance with the terms thereof regardless of Mr. Murphy ceasing to be an employee or officer of Acreage, provided that Mr. Murphy remains a director of Acreage. The value of any of the benefits received by Mr. Murphy has been considered by the special committee of the Acreage Board formed in connection with the proposal by Canopy to enter into the transactions contemplated herein and will be disclosed in the proxy statement and circular mailed to Acreage shareholders in connection with the Meeting.

Item 7.01	Regulation FD Disclosure.

On June 25, 2020, Acreage issued a press release announcing that it entered into the Proposal Agreement with Canopy Growth. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information set forth in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information set forth in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any incorporation by reference language in any such filing.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including, without limitation, statements relating to the proposed acquisition, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed acquisition and the anticipated benefits thereof. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in forward-looking statements, including, as a result of factors, risks and uncertainties over which we have no control. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to, the following: (i) conditions to the completion of the transactions contemplated by the Proposed Agreement, including Court Approval and Shareholder Approval, may not be satisfied or other regulatory approvals required for the transactions contemplated by the Proposal Agreement may not be obtained, in each case, on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Proposal Agreement including, without limitation, the inability of Acreage to achieve the revenue and earnings targets contemplated by the Initial Business Plan, or affect the ability of the parties to recognize the benefits of the Proposal Agreement; (iii) whether and when, if at all, the Triggering Event will occur; (iv) whether the proceeds of the Debenture will be sufficient to satisfy Acreage’s anticipated capital requirements and, if not, the ability to secure additional financing on favorable terms or at all; (v) the effect of the announcement or pendency of the Proposal Agreement on Acreage’s business relationships, operating results, and business generally; (vi) risks that the Proposal Agreement disrupts Acreage’s current plans and operations and potential difficulties in Acreage’s employee retention as a result of the transactions contemplated by the Proposal Agreement; (vii) risks related to diverting management’s attention from our ongoing business operations; (viii) potential litigation that may be instituted against Acreage or its directors or officers related to the Proposal Agreement and any adverse outcome of any such potential litigation; (ix) the amount of the costs, fees, expenses and other charges related to the transactions contemplated by the Proposal Agreement, including in the event of any unexpected delays; (x) any adverse effects on Acreage by other general industry, economic, business and/or competitive factors; (xi) other risks to consummation of the transactions contemplated by the Proposal Agreement, including the risk that such transactions will not be consummated within the expected time period, or at all, which may affect Acreage’s business and the price of the subordinate voting shares of Acreage; and (xii) such other factors as are set forth in Acreage’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its Form 10-K for the fiscal year ended December 31, 2019 and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Acreage’s financial condition, results of operations, credit rating or liquidity.

These risks, as well as other risks associated with the proposed acquisition, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed acquisition. There can be no assurance that the proposed acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the proposed acquisition will be realized. Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. Acreage does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by Acreage or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Shareholder Approval. In connection with the Shareholder Approval, Acreage intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Acreage will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Shareholder Approval. INVESTORS AND SECURITY HOLDERS OF ACREAGE ARE URGED TO READ CAREFULLY ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING ACREAGE’S PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACREAGE AND THE TRANSACTIONS CONTEMPLATED BY THE PROPOSAL AGREEMENT. Investors and security holders will be able to obtain copies of the proxy statement and other documents filed with the SEC (when available) free of charge at the SEC’s website, /www.sec.gov or at Acreage’s website (http://investors.acreageholdings.com/Docs) or by writing to the Corporate Secretary at 366 Madison Avenue, 11th Floor, New York, New York, 10017.

Participants in Solicitation

Acreage and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from Acreage’s shareholders in respect of the Shareholder Approval. Information about the directors and executive officers of Acreage is set forth in its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on June 10, 2020. Other information regarding participants in the proxy solicitations in connection with the proposed acquisition, and a description of any interests that they have in the proposed transaction, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed acquisition when they become available. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Investor Relations section of Acreage’s website at http://investors.acreageholdings.com/Docs.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Proposal Agreement, dated as of June 24, 2020, by and between Canopy Growth Corporation and Acreage Holdings, Inc.

99.1	Press release dated June 25, 2020

* Portions of this exhibit are redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACREAGE HOLDINGS, INC.

Date: June 30, 2020	/s/ Glen Leibowitz
Glen Leibowitz Chief Financial Officer